Filed Pursuant to Rule 433
Registration No: 333-134553

PRELIMINARY TERMS AND CONDITIONS

LEHMAN BROTHERS HOLDINGS INC.

Lehman Notes, Series D

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s: A1
S&P: A+
Fitch: AA–

Principal Amount:	$ TBD

Coupon:	6.50%

Yield:	6.50%

Issue Price:	100% of principal amount

Stated Maturity Date:	October 18, 2027, subject to the Call Date.

Call Date:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, semi-annually on each April 18th or October 18thcommencing on or after October 18, 2011. Notice of redemption will be given not more than 60 nor less than 30 days prior to the Call Date.

Interest Payment Dates:	Semi-annually on each April 18th and October 18th, commencing on April 18, 2008 and ending on the Stated Maturity Date subject to the Call Date.

Survivor’s Option:	Yes

Trade Date:	October 11, 2007

Settlement Date:	October 16, 2007

CUSIP:	52519FEW7

Dealers:	Lehman Brothers Inc. (Joint Lead Agent)
Incapital LLC (Joint Lead Agent)
A.G. Edwards & Sons, Inc.
Banc of America Securities LLC
Charles Schwab & Co., Inc.
Citi
Edward D. Jones & Co., L.P.
Fidelity Capital Markets
Morgan Stanley
Raymond James
RBC Capital Markets
UBS Investment Bank
Siebert Capital Markets
Wachovia Securities LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-800-392-5000 or Incapital LLC by calling 1-800-289-6689.